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                                                                       Exhibit 5
                   [Letterhead of Appleby Spurling & Kempe]



                                                  JPL/ms/121325.10
                                                  Direct Telephone: 441-298-3538
                                                  Direct Fax: 441-298-3349
                                                  Direct e-mail:  jleese@ask.bm

                                                  18 April 2000

FLAG Telecom Holdings Limited
Cedar House
41 Cedar Avenue
Hamilton HM12
Bermuda

Dear Sirs

FLAG TELECOM HOLDINGS LIMITED (THE "COMPANY")
---------------------------------------------

We have acted as legal counsel in Bermuda to the Company and this opinion as to Bermuda law is addressed to you in connection with the filing by the Company with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the "Securities Act"), of a Registration Statement on Form F-4 and related documents in relation to an offer (the "Exchange Offer") by the Company to exchange all outstanding US$300,000,000 11 5/8% Senior Notes due 2010 for US$300,000,000 11 5/8% Senior Notes due 2010 which have been registered under the Securities Act and EURO300,000,000 11 5/8% Senior Notes due 2010 for EURO300,000,000 11 5/8% Senior Notes due 2010 which have been registered under the Securities Act (together hereinafter referred to as the "Exchange Securities").

Unless otherwise defined in this opinion or the Schedules to it, capitalised terms have the meanings assigned to them in the Purchase Agreement.

For the purposes of this opinion we have examined and relied upon the documents listed (which, in some cases, are also defined) in the Schedule to this opinion (the "Documents").

ASSUMPTIONS

In stating our opinion we have assumed:-

(a) the authenticity, accuracy and completeness of all Documents (including, without limitation, public records) submitted to us as originals and the conformity to authentic original Documents of all Documents submitted to us as certified, conformed, notarised or photostatic copies;

(b)      the genuineness of all signatures on the Documents;


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(c)      the authority, capacity and power of each of the persons signing the
         Documents (other than the Company);

(d) that any factual statements made in any of the Documents are true, accurate and complete;

(e) that the Operative Documents constitute the legal, valid and binding obligations of each of the parties thereto, other than the Company, under the laws of its jurisdiction of incorporation or its jurisdiction of formation;

(f) that the Operative Documents have been validly authorised, executed and delivered by each of the parties thereto, other than the Company, and the performance thereof is within the capacity and powers of each such party thereto, and that each such party to which the Company purportedly delivered the Operative Documents has actually received and accepted delivery of such Operative Documents;

(g) that the Operative Documents will effect, and will constitute legal, valid and binding obligations of each of the parties thereto, enforceable in accordance with their terms, under the laws of the State of New York by which they are governed;

(h) that the Operative Documents are in the proper legal form to be admissible in evidence and enforced in the courts of the State of New York and in accordance with the laws of the State of New York;

(i) that there are no provisions of the laws or regulations of any jurisdiction other than Bermuda which would be contravened by the execution or delivery of the Operative Documents or which would have any implication in relation to the opinions expressed herein and that, in so far as any obligation under, or action to be taken under, the Operative Documents and the Bye-laws of the Company is required to be performed or taken in any jurisdiction outside Bermuda, the performance of such obligation or the taking of such action will constitute a valid and binding obligation of each of the parties thereto under the laws of that jurisdiction and will not be illegal by virtue of the laws of that jurisdiction;

(j) that the Searches were complete and accurate at the time that they were made and disclosed all information which is material for the purposes of this opinion and such information has not since such date been materially altered;

(k) that the Resolutions are in full force and effect and have not been rescinded, either in whole or in part and accurately record the resolutions passed by the Board of Directors of the Company at meetings which were duly convened and at which duly constituted quorums were present and voting throughout and accurately record the resolutions adopted by the Finance Committee of the Board of Directors of the Company;


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(l)      that the Company has entered into its obligations under the Operative
         Documents in good faith for the purpose of carrying on its business and that, at the time it did so, there were reasonable grounds for believing that the transactions contemplated by the Operative Documents would benefit the Company;

(m) that the approval of the Exchange Offer is given at duly convened and quorate meetings of the Board of Directors of the Company in a manner complying with the terms of the Resolutions and the Constitutional Documents; and

(n) that when executed any document presented to us in draft form will not differ in any material way from the draft, which we have examined.

OPINION

Based upon and subject to the foregoing and subject to the reservations set out below and to any matters not disclosed to us, we are of the opinion that:-

(1) The Company has taken all necessary corporate action to authorise the execution and delivery of the Registration Statement and the Operative Documents to which it is a party, and the performance by it of the transactions contemplated therein.

(2) The Company has taken all necessary corporate action to authorise the issuance and delivery of the Exchange Securities and the performance by it of the transactions contemplated therein.

(3) The Exchange Securities, when issued in accordance with the terms of the Indentures, duly executed by the Company, duly authenticated by the Trustee, and issued and delivered against exchange of the Restricted Notes in accordance with the terms set forth in the Prospectus that forms part of the Registration Statement, will constitute the legal and binding obligations of the Company under the laws of Bermuda.

RESERVATIONS

We have the following reservations:-

(a) We express no opinion as to the availability of equitable remedies such as specific performance or injunctive relief, or as to any matters which are within the discretion of the courts of Bermuda in respect of any obligations of the Company as set out in the Operative Documents, the Exchange Securities and in the Bye-laws of the Company. Further, we express no opinion as to the validity or binding effect of any waiver of or obligation to waive either any provision of law (whether substantive or procedural) or any right or remedy.

(b) Enforcement of the obligations of the Company under the Bye-laws of the Company and under the Operative Documents may be limited or affected by applicable laws


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         from time to time in effect relating to bankruptcy, insolvency or liquidation or any other laws or other legal procedures affecting generally the enforcement of creditors' rights.

(c) Enforcement of the obligations of the Company may be the subject of a statutory limitation of the time within which such proceedings may be brought.

(d) We express no opinion as to any law other than Bermuda law and none of the opinions expressed herein relates to compliance with or matters governed by the laws of any jurisdiction except Bermuda. This opinion is limited to Bermuda law as applied by the Courts of Bermuda at the date hereof.

(e) Where an obligation is to be performed in a jurisdiction other than Bermuda, the courts of Bermuda may refuse to enforce it to the extent that such performance would be illegal under the laws of, or contrary to public policy of, such other jurisdiction.

(f) We express no opinion as to the validity, binding effect or enforceability of any provision incorporated into the Bye-laws of the Company or any of the Operative Documents by reference to a law other than that of Bermuda, or as to the availability in Bermuda of remedies which are available in other jurisdictions.

(g) Where a person is vested with a discretion or may determine a matter in his or its opinion, such discretion may have to be exercised reasonably or such an opinion may have to be based on reasonable grounds.

(h) We express no opinion as to the validity or binding effect of any provision of the of the Operative Documents which provides for the severance of illegal, invalid or unenforceable provisions.

(i) A Bermuda court may refuse to give effect to any provisions of the Operative Documents and the Bye-laws of the Company in respect of costs of unsuccessful litigation brought before the Bermuda court or where that court has itself made an order for costs.

(j) Searches of the Register of Companies at the office of the Registrar of Companies and of the Supreme Court Causes Book at the Registry of the Supreme Court are not conclusive and it should be noted that the Register of Companies and the Supreme Court Causes Book do not reveal:

         (i) whether an application to the Supreme Court for a winding up petition or for the appointment of a receiver or manager has been prepared but not yet been presented or has been presented but does not appear in the Causes Book at the date and time the Search is concluded;


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         (ii)     whether any arbitration or administrative proceedings are
                  pending or whether any proceedings are threatened, or whether any arbitrator has been appointed;

         (iii) details of matters which have been lodged for filing or registration which as a matter of general practice of the Registrar of Companies would have or should have been disclosed on the public file but have not actually been registered or to the extent that they have been registered have not been disclosed or appear in the public records at the date and time the search is concluded;

         (iv) whether a receiver or manager has been appointed privately pursuant to the provisions of a debenture or other security, unless notice of the fact has been entered in the register of charges in accordance with the provisions of the Act.

         Furthermore, in the absence of a statutorily defined system for the registration of charges created by companies incorporated outside Bermuda ("overseas companies") over their assets located in Bermuda, it is not possible to determine definitively from searches of the register of charges maintained by the Registrar of Companies in respect of such overseas companies what charges have been registered over any of their assets located in Bermuda or whether any one charge has priority over any other charge over such assets.

(k) We express no opinion as to the validity or binding effect of any provision in the Operative Documents or the Exchange Securities for the payment of interest at a higher rate on overdue amounts than on amounts which are current, or that liquidated damages or a penalty are or may be payable. Such a provision may not be enforceable if it could be established that the amount expressed as being payable was in the nature of a penalty; that is to say a requirement for a stipulated sum to be paid irrespective of, or necessarily greater than, the loss likely to be sustained or if it is expressed as a penalty. If it cannot be demonstrated to the Bermuda court that the higher payment was a reasonable pre-estimate of the loss suffered, the court will determine and award what it considers to be reasonable damages. Section 9 of The Interest and Credit Charges (Regulations) Act 1975 provides that the Bermuda courts have discretion as to the amount of interest, if any, payable on the amount of a judgment after date of judgment. If the Court does not exercise that discretion, then interest will accrue at the statutory rate which is currently 7% per annum.

DISCLOSURE

This opinion is addressed to you solely for your benefit and is neither to be transmitted to any other person, nor relied upon by any other person or for any other purpose nor quoted or referred to in any public document nor filed with any governmental agency or person, other than as an Exhibit to the Registration Statement on Form F-4, without our prior written consent, except as may be required by law or regulatory authority. Further, this opinion speaks as of its date and is strictly limited to the matters stated herein. We hereby consent to the filing of this opinion as an exhibit to the Registration Statement


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and we further consent to the reference to our firm under the caption "Service of Process and Enforcement of Liabilities" and "Legal Matters" in the Prospectus that forms part of the Registration Statement.

This opinion is addressed to you in connection with the issue of the Exchange Securities and is not to be made available to, or relied on by any other person or entity, or for any other purpose, without our prior written consent.

This opinion is governed by and is to be construed in accordance with Bermuda law. It is given on the basis that it will not give rise to any legal proceedings with respect thereto in any jurisdiction other than Bermuda.

Yours faithfully

/s/ Appleby Spurling & Kempe
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                                   SCHEDULE 1


1. A copy of the Offering Memorandum dated 14 March 2000 relating to the offering and sale of US$300,000,000 11 5/8% Senior Notes due 2010 and EURO300,000,000 11 5/8% Senior Notes due 2010 (excluding Exhibits) (the "Offering Memorandum").

2. A copy of the execution version of the Purchase Agreement dated as of 14 March March 2000 (excluding Exhibits) and made between the Company, and the Initial Purchasers (the "Purchase Agreement").

3. Copies of the execution versions of the two Indentures in respect of the Dollar Notes and the Euro Notes dated as of 17 March 2000 and made between the Company and the Bank of New York (the "Indentures").

4. Copies of the execution versions of the two Registration Agreements (the "Registration Agreements") dated as of 17 March 2000 among the Company and the Initial Purchasers.

         (The documents referred to in items 2, 3 and 4 above are together referred to as the "Operative Documents").

5. An electronic copy of an original Registration Statement on form F-4 with respect to the Exchange Securities excluding Exhibits and the documents incorporated by reference (the "Registration Statement").

6. An electronic copy of an original document describing itself as part of a prospectus, covering securities that have been registered under the Securities Act of 1933, as amended (the "Prospectus").

7. A copy of the Minutes of the Meeting of the Board of Directors of the Company held on 23 February 2000 and a Unanimous Written Resolution of the Finance Committee of the Board of Directors of the Company adopted on 16 March 2000.

8. The entries and filings shown in respect of the Company on the files of the Company maintained at the office of the Registrar of Companies in Hamilton, Bermuda, as revealed by searches completed at 11:18am (Bermuda time) on 18 April 2000.

9. The entries and filings shown in the Supreme Court Causes Book maintained at the Registry of the Supreme Court in Hamilton, Bermuda, as revealed by searches completed at 11:45am (Bermuda time) on 18 April 2000 in respect of the Company.


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         (The searches referred to in items 8 and 9 above are together referred to as the "Searches").

10. Certified copies dated 18 April 2000 of the Certificate of Incorporation, Memorandum of Association and Bye-laws of the Company (the "Constitutional Documents").

11. A copy certified on 18 April 2000 of the Register of Directors and Officers in respect of the Company.

12. A copy of a letter dated 16 March 2000 evidencing the consent of the Bermuda Monetary Authority to the issue by the Company of the Exchange Securities.